EMPLOYMENT AGREEMENT


This Employment Agreement (this Agreement) dated as of August 7, 1996 is made by and between Weining Song (Song) and CanTech Investments Ltd. (CanTech) a Canadian corporation.

In consideration for their mutual promises and covenants and the terms and conditions contained in the Agreement, CanTech hereby offers and Song hereby accepts employment with CanTech upon the terms and conditions set forth herein.

AGREEMENT

1    TERM; TERMINATION OF EMPLOYMENT.

1.1 The term of employment pursuant to this Agreement shall continue until terminated by CanTech or Song in accordance with this Agreement. Either party may terminate the employment as follows.

     (a) The period of this Agreement will extend for a period of two (2) years and may be extended subject to agreement by both parties.

     (b) Can Tech may terminate Song's employment for cause, if Song has failed to remedy the non-performance within a reasonable period after written notice of any of material any non-performance has been given by CanTech to Song to remedy any instance of material non-performance. For purposes of the preceding sentence, cause shall include dishonesty, fraud, conviction or confession of an indictable offense, or of a crime involving moral turpitude, destruction or theft of CanTech's property, physical attack resulting in injury to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent which impairs the performance of duties, willful malfeasance or gross negligence, use of narcotics or alcohol to an extent which impairs duties, misconduct materially injurious to CanTech, non-performance of powers, duties or responsibilities or any breach or threatened breach of this Agreement.

1.2 If Song's employment is terminated, he shall continue to be bound by the terms of paragraphs 5 and 6 of this Agreement.


2    POWERS, DUTIES, RESPONSIBILITIES.

Song shall hold the office of Vice President Engineering of CanTech and shall have the power and authority commensurate with those offices and shall have responsibilities and shall carry out the duties and responsibilities commensurate with those offices along with such other reasonable duties as assigned by the Board of Directors of CanTech from time to time.






3    COMPENSATION.

3.1     CanTech shall pay to Song:

     (a) an annual salary of $75,000 effective August 1, 1996;


3.2     As additional compensation, Song shall receive the following benefits:

     (a) any and all medical, prescriptions, dental and visual coverage, all life and accidental death and disability insurance available to employees of CanTech or any affiliate of CanTech;

     (b) paid vacation benefits of 3 weeks per year subject to the normal policies and procedures established by CanTech from time to time;

     (c) Song will be granted a stock option to acquire 150,000 common shares at $0.70 per share. In addition Song shall be entitled to participate in any and all stock option plans established by CanTech on such basis which is commensurate with his position as a senior office of CanTech; and

     (g) Song shall be entitled to participate in any and all bonus programs as established by the Board of Directors of CanTech from time to time.


4       BENEFITS.

Song shall participate fully in all other benefits provided by CanTech to its employees.




5       COVENANT NOT TO COMPETE.

In consideration for the employment granted to him by this Agreement, Song agrees that he will not directly or indirectly compete with CanTech during the term of his employment with CanTech, or for a period of two (2) years from the date on which his employment with CanTech terminates. This covenant not to compete shall include all geographical areas in which CanTech is actively marketing products as of the termination date and shall prohibit the following activities:

     (a) design, develop, manufacture, produce, sell, market, solicit or accept orders with regard to any product, concept, or business line which is directly competitive with any aspect of the business of CanTech as conducted as of the termination date, whether or not using any Confidential Information (as defined below);

     (b) anywhere in the world where CanTech is actively marketing products or services as of the date of termination of employment, have any business dealings or contracts except those which demonstrably do not relate to or compete with the business or interests of CanTech; or

     (c) be an employee, employer, consultant, officer, director, partner, trustee or shareholder of more than 10% of the outstanding common stock of any person or entity that does any of the activities just listed.

The foregoing restrictive covenant shall not be considered to be breached by reason only of Song holding any shares of a corporation where such shares are publicly traded.

6       OWNERSHIP OF TECHNOLOGY; CONFIDENTIALITY.

Song recognizes and acknowledges that during the course of his employment he will have access to certain information not generally known to the public, relating to the products, sales or business of CanTech, which may include without limitation software, literature, data, programs, customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the Confidential Information). Song recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of access to and knowledge of which are essential to the performance of Song's Duties. Song acknowledges and agrees that all such Confidential Information, including without limitation that which he conceives or develops, either alone or with others, at any time during his employment CanTech is and shall remain the exclusive property of CanTech. Song further recognizes, acknowledges and agrees that in order to enable CanTech to perform services for its customers or clients, such customers or clients may furnish to CanTech Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to CanTech depends upon CanTech and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of CanTech for all purposes under this Agreement.






     6.1 Non-Disclosure. Song agrees that, except as directed by CanTech, Song will not at any time, whether during or after his employment with CanTech, use or disclose to any person for any purpose other than for the benefit of CanTech any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by Song or otherwise coming into CanTech's possession or control, without the prior written permission of CanTech.

     6.2 Possession. Song agrees that upon request by CanTech, and in any event upon termination of employment, Song shall turn over to CanTech all Confidential Information in Song's possession or under his control which was created pursuant to, is connected with or is derived from Song's services to CanTech, or which is related in any manner to CanTech's business activities or research and development efforts, whether or not such materials are in Song's possession as of the date of this Agreement.

     6.3 Saving Provision. CanTech and Song agree that the agreements and covenants not to compete contained in the preceding paragraphs 5 and 6, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of CanTech's Confidential Information, goodwill, and other interests, in light of all of the facts and circumstances of the relationship between Song and CanTech. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict Song's competition with CanTech to the maximum extent, in both time and geography, which the court shall find enforceable.

7       INJUNCTIVE RELIEF.

Song acknowledges that disclosure of any Confidential Information or breach or threatened breach of the non-competition and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to CanTech or clients of CanTech, which injury would be inadequately compensable in money damages. Accordingly, CanTech or where appropriate, a client of CanTech, may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

8       GENERAL.

     (a) This Agreement is made under and subject to the laws of the Province of Ontario and the laws of Canada applicable therein.

     (b) There are no oral or other agreements which modify or affect this Agreement.

     (c) All dollars expressed in this Agreement are in Canadian dollars.





IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written.

                                                CANTECH INVESTMENTS LTD.




                                                Per:
                                                    ---------------------------
                                                NAME & TITLE




SIGNED, SEALED AND DELIVERED                    }
IN THE PRESENCE OF                              }
                                                }
                                                }
                                                }                            L/S
                                                }       ------------------------
                                                }       WEINING SONG